Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Results for First Quarter

First quarter revenue of $18.3 million with net loss of $2.6 million or $0.18 per share

MIDDLETOWN, RI – April 23, 2009 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2009. Revenue for the first quarter of 2009 was $18.3 million, down 21% from the quarter ended March 31, 2008. Net loss for the period was $2.6 million, or $0.18 per share. During the same period last year the company reported net income of $1.6 million or $0.11 per share.

“We just completed a difficult quarter in an extremely challenging economic environment that put significant pressure on sales of our satellite products into the leisure land and marine markets. However, we believe the first quarter offered evidence that our strategic growth drivers are gaining ground and establishing a foundation for long-term success,” explained Martin Kits van Heyningen, KVH’s chief executive officer.

“Recurring airtime revenues for satellite communications and broadband Internet increased as we expanded our reach into the commercial maritime market and continued the rollout of our planned global mini-VSAT Broadband network. We made excellent progress on our aeronautical satellite TV initiative, and demand for our fiber optic gyros (FOGs) grew for both military and commercial applications. Together, these elements of our business plan represent diverse revenue streams that are helping us weather the recession and offset some of the weakness in our leisure markets.”

In the first quarter of 2009, mobile communications revenue from products and services was $11.0 million, down 39% on a year-over-year basis. Mr. Kits van Heyningen commented, “The deteriorating economic conditions and their impact on first quarter sales of boats, cars and recreational vehicles significantly affected the sales of our mobile satellite television products to the leisure markets. The corresponding reduction in TracVision® product sales for new leisure vessels and vehicles accounted for the majority of the decline in our quarterly revenues.

“During the first quarter, we did see continued strength in sales of our TracPhone® V7 satellite communications systems and the mini-VSAT Broadbandsm service to commercial maritime operators. We also achieved several notable milestones that further increased the appeal of our satellite communications system. First, customers began to take advantage of our northern Pacific coverage area that went live late last year, enabling us to support vessels making the transit from Asia to the west coast of the United States as well as those operating in the Alaskan fishing grounds. We also activated the mini-VSAT Broadband service in the Persian Gulf. We are now focused on extending coverage further in the coming months to support mini-VSAT Broadband service in southeast Asian and Indian Ocean waters.”

KVH’s defense-related guidance and stabilization revenue from KVH’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services was approximately $7.2 million in the first quarter of 2009, up 43% on a year-over-year basis. “In addition to solid tactical navigation sales that were about equal to last year, we achieved our second consecutive record quarter for fiber optic gyro sales thanks in large part to our participation in a variety of remote weapon station programs. We view the remote weapon station opportunity as a primary strategic initiative and we believe that the long-term prospects are very positive. We received a new $2.9 million order for FOGs two weeks ago to support remote weapons and the recently submitted U.S. government supplemental defense spending bill includes an appropriation for 1,215 additional remote weapon stations, which could result in significant new sales opportunities for us,” concluded Mr. Kits van Heyningen.

Commenting on the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “While we had anticipated a modest loss during the first quarter, the pressure on sales to the leisure markets was much more pronounced than expected, resulting in a larger-than-projected revenue shortfall and a significant impact on gross margins driven by the lower volume, selected price discounting, and increases to excess inventory reserves. Cash declined sequentially from the fourth quarter in part due to the payoff of our original mortgage on our Rhode Island headquarters in the first quarter. A new $4 million mortgage was completed early in the second quarter. Our balance sheet remains solid and we continue to invest in new products and the necessary infrastructure to support the rollout of the mini-VSAT Broadband global network.

“Our original guidance for the year was contingent on general economic conditions not getting materially worse than at that point in time. However, economic conditions did get materially worse. Consumer demand and new vessel and vehicle production by OEMs were very weak and are expected to remain so. We expect sequential increases in sales for our mini-VSAT Broadband offering and for our fiber optic gyroscopes. Given these assumptions, we believe that the second quarter top and bottom line results should show improvement compared to the first quarter but in this environment, any prediction is uncertain. Although we remain very optimistic with respect to our strategic progress, we do not feel it would be prudent to provide additional guidance for the full year until we see clear evidence of economic stabilization.”

Recent Operational Highlights:

•	On April 8, 2009, KVH announced that it had received $1.3 million in new orders for its tactical navigation systems for international customers.

•

On April 7, 2009, KVH received $3.8 million in new orders for fiber optic gyros. The orders included $2.9 million for KVH’s DSP-3100 FOGs from a major remote weapons station manufacturer and a $0.9 million order for KVH’s CNS-5000 continuous navigation system for use in commercial applications.

•

On April 7, 2009, KVH disclosed that its TracPhone V7 satellite communications system and mini-VSAT Broadband network were in use aboard U.S. military and government platforms operating in the Persian Gulf. This initial deployment is expected to generate roughly $1 million in combined hardware and airtime sales in the first year.

•

On March 3, 2009, KVH’s Inmarsat FleetBroadband-compatible TracPhone systems began to support global voice and Internet access following the expansion of the Inmarsat coverage area to include the Pacific Ocean.

•	On February 17, 2009, KVH and ViaSat announced that the mini-VSAT Broadband service had been successfully expanded to include the Persian Gulf.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, and Kokkedal, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of the worsening recession, such as availability of consumer credit and increases in fuel prices, on the sale and use of motor vehicles and marine vessels; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2009	2008
Sales:
Product	$15,565	$21,247
Service	2,710	1,886

Net sales	18,275	23,133

Costs and expenses:
Costs of product sales	11,090	12,447
Costs of service sales	1,687	945
Research and development	2,115	2,335
Sales, marketing and support	4,159	4,084
General and administrative	1,927	1,746

Total costs and expense	20,978	21,557

(Loss) income from operations	(2,703)	1,576

Interest income	112	449
Interest expense	12	45
Other expense, net	(2)	(206)

(Loss) income before income taxes	(2,605)	1,774
Income tax (benefit) expense	(48)	193

Net (loss) income	$(2,557)	$1,581

Net (loss) income per common share:
Basic and diluted	$(0.18)	$0.11

Weighted average number of common shares outstanding:
Basic	14,011	14,670

Diluted	14,011	14,672

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$37,136	$42,660
Accounts receivable, net	11,882	13,960
Inventories	14,408	15,484
Other current assets	1,272	807

Total current assets	64,698	72,911

Property and equipment, net	12,955	13,286
Deferred income taxes	3,334	3,334
Other non-current assets	4,900	4,226

Total assets	$85,887	$93,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9,710	$12,662
Current portion of long-term debt	—	2,026

Total current liabilities	9,710	14,688

Stockholders’ equity	76,177	79,069

Total liabilities and stockholders’ equity	$85,887	$93,757

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